Exhibit 10.2

                             PHASE III MEDICAL, INC.
                             330 South Service Road
                                    Suite 120
                            Melville, New York 11747
                                  631.574.4955
August 12, 2005

Mr. Marrk Weinreb
c/o Phase III Medical, Inc.
330 South Service Road
Suite 120
Melville, NY  11747

Dear Mr. Weinreb:

            This letter agreement shall serve as an amendment (the "Amendment") to your employment agreement (the "Agreement") with Phase III Medical, Inc. (the "Company") dated February 6, 2003 to serve as the Company's President and Chief Executive Officer. The terms of this Amendment were unanimously approved by the Board of Directors of the Company on May 4, 2005, subject to the approval of the Company's shareholders, which was obtained on July 20, 2005.

            The Agreement is hereby amended as follows:

     1. Section 1.1 of the Agreement is amended to provide that the termination of the Initial Term of the Agreement shall be December 31, 2008.
     2. Section 4.2 of the Agreement is amended to provide that commencing as of July 20, 2005, the Base Salary to which you are entitled under the Agreement shall be equal to the sum of $250,000 which shall remain in effect throughout the term of the Agreement without adjustment.
     3. You are hereby granted as of July 20, 2005, under the Company's 2003 Equity Participation Plan (the "2003 EPP"), 3,000,000 shares of Common Stock which shall vest as to 1,000,000 shares on each of July 20, 2005, July 20, 2006 and July 20, 2007 and shall otherwise be subject to all the terms and conditions of the 2003 EPP.
     4. The second sentence of paragraph 1.3 is hereby deleted and replaced in its entirety as follows: "In the event of termination without cause (other than pursuant to Paragraph 6.1 hereof), as liquidated damages and as the sole and exclusive remedy of the Employee, the Employee shall be entitled to (a) a lump sum payment equal to his then Base Salary and Automobile Allowance (each as hereinafter defined) for one year, and (b) be reimbursed for the remainder of the Term pursuant to Paragraphs 9.2 and 9.3 hereof".
     5. Section 4.3 of the Agreement is amended to provide that commencing in August 2006, you shall be entitled to an annual minimum bonus amount of $25,000 (not $20,000).
     6. A new Section 4.5 is hereby added providing that in August 2005 you shall be paid the sum of $15,000 to cover costs incurred by you on behalf of the Company.
     7. A new Section 9.5 is hereby added providing that, commencing in 2006, the Company shall pay for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by you for life and long term care insurance covering each year during the Term of the Agreement.

            Except as provided herein, the Agreement shall remain unchanged. All terms not otherewise defined herein shall have the meaning set forth in the Agreement. For our records, I would appreciate your countersigning the attached copy of this Amendment and returning the same to me at your earliest convenience.
                              Sincerely,
                              /s/ Catherine M. Vaczy
                              Catherine M. Vaczy
                              Executive Vice President and General Counsel

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Accepted and agreed to:
/s/ Mark Weinreb
Mark Weinreb